Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quipt Home Medical Corp. (the “Company”), of our report dated December 21, 2023, related to the consolidated financial statements which appears on the Annual Report on Form 40-F of the Company filed with the Securities and Exchange Commission on December 22, 2023.

/s/BDO USA, P.C.

Cincinnati, Ohio

April 12, 2024